EXHIBIT 10.5

March 21, 2012

Weijia (Vicky) Wu, CFA
8927 192nd St. SW
Edmonds, WA 98026

Dear Vicky:

On behalf of WMI Holdings Corp. (as successor to Washington Mutual, Inc., and referred to herein as “WMI”), I am pleased to offer you a position in WMI’s Seattle office as Director of Finance.  This offer is entered into as of the date first written above; however, it will be given effect as though it were executed and entered into on March 19, 2012.  You will report to me, in my capacity as Interim Chief Executive Officer, until such time as WMI’s Board of Directors determines an alternative reporting relationship.  This letter agreement (the “Agreement”) outlines the terms and conditions of your employment.

Duties

You will have the title of Senior Vice President & Director of Finance and will be responsible to perform all of the duties customarily associated with that position or as otherwise directed.

Employment Period

WMI agrees to employ you, and you are accepting such employment, on an “at will” basis; provided, that employment under this Agreement may be terminated by either party for any reason on at least thirty (30) days’ advance written notice; provided, that no such notice shall be necessary for termination for “Cause” (as defined below).

Compensation

Base Salary.  You will be compensated with an annual base salary of $170,274.45 (“Base Salary”), before all customary payroll withholding and deductions and payable in installments in accordance with WMI’s payroll practices in effect from time to time.

Severance

On the 60th day following termination of this Agreement by the Company (unless termination of this Agreement is a result of WMI employing you pursuant to a mutually acceptable form of employment agreement replacing this Agreement), WMI will make a lump sum payment to you equal to two (2) months of the Base Salary as in effect at the time of termination.  In addition, for six (6) months following the date of termination (the “Six-Month Coverage Period”), you and your eligible dependents will have continued access to group medical coverage under WMI’s group health plan and the Company will pay the premiums necessary to continue the same coverage levels as in effect immediately prior to such termination of employment; provided, that if WMI cancels its group health plan during the Six-Month Coverage Period (or such group health plan terminates automatically as a result of WMI no longer having employees on its payroll for any reason), then WMI will make a payment to you equal to the lesser of (x) the amount paid by WMI to provide coverage at the same level of coverage in effect immediately prior to termination of employment under WMI’s group health plan and (y) the amount you otherwise would be required to pay to obtain substantially similar coverage under a private health insurance policy, in each case for the remainder of the Six-Month Coverage Period following termination  of the group health plan; provided, further, that your access to WMI’s group health plan shall cease upon you becoming or continuing to be employed by another employer.

For purposes of this Agreement, "Cause" shall include, without limitation, the occurrence of one or more of the following events: failure or refusal to carry out your lawful duties or any directions of the WMI Board of Directors; your violation of a state or federal criminal law involving the commission of a crime against WMI or its employees or a felony; deception, fraud, misrepresentation or dishonesty by you; misuse of alcohol or controlled substances that materially interferes with your performance of your duties to WMI; any incident materially compromising your reputation or ability to represent WMI with the public; any act or omission by you which materially impairs WMI's business, good will or reputation; or any other serious misconduct by you.

Vacation.  You will be entitled to vacation consistent with WMI’s vacation policies applicable to its employees to be established by the Compensation Committee of the Board of Directors of the Company.

Health Benefits Package.  You will be eligible to participate in a health benefits plan sponsored by WMI (as successor to Washington Mutual, Inc.) or any successor plan WMI may sponsor after the date of this Agreement, if any.

Confidentiality and Code of Conduct.  You agree and acknowledge that during the term of this Agreement, you will be bound by and subject to the terms of WMI’s (a) code of conduct and (b)

policy governing the treatment of confidential information, in each case as amended, modified, supplemented or replaced from time to time.

If you agree and accept the terms of this offer of employment, please sign below and return a copy of this Agreement to me.

Very truly yours,

/s/  Charles Edward Smith
Charles Edward Smith
Interim Chief Executive Officer
WMI Holdings Corp.

I accept employment with WMI Holdings Corp. under the terms set forth in this Agreement.  I acknowledge that my employment is “at will”, subject to applicable notice requirements set forth herein.  In accepting employment with WMI, I am not relying on any promises or representations that are not set forth in this Agreement.

Accepted by:

/s/  Vicky Wu
Weijia (Vicky) Wu, CFA